Exhibit 99.1
EDAC Technologies Reports Fiscal 2010 Third Quarter Results
- Net Income is $0.02 per Share on Sales of $18.5 Million —
- Backlog Totals $133.6 Million at Quarter-End -
FARMINGTON, Conn., October 22, 2010 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported sales of $18.5 million for the third quarter of fiscal 2010, an increase of 22% compared with $15.1 million for the third quarter of fiscal 2009.
Net income for the 2010 third quarter was $84,000, or $0.02 per diluted share, compared to $80,000, or $0.02 per diluted share, for the same period last year.
EDAC’s higher sales for the 2010 third quarter reflected year-over-year growth in each of its three major product lines, primarily due to the Company’s expanding parts programs and customer base, along with improved market conditions. The trend in net income reflected the increase in sales, largely offset by higher cost of sales due to development costs for an emerging program, unabsorbed expenses related to the SNI product line, and costs associated with integrating Accura Technics, acquired in May 2010. These items increased cost of sales by a total of approximately $600,000.
Sales for EDAC’s three major product lines, and the key factors contributing to the sales trends, are as follows:

•	Sales of the EDAC AERO product line were $13.4 million, an increase of nearly 20% compared with the 2009 third quarter. This growth reflected increased sales of 20% to nearly $7 million in the Company’s traditional EDAC Aerospace product line and 19% to $6.4 million in the Aero product line that was acquired in May 2009 as a result of EDAC’s purchase of the manufacturing business unit of MTU Aero Engines North America, Inc. (“AERO”). In particular, EDAC AERO began to ship parts for applications such as rotor aircraft, LEAPX, and GTF (Gear Turbo Fan) engine programs, while also providing an expanded range of parts for the GE90 engine (Boeing 777).

•	Sales of the Apex Machine Tool product line were $3.9 million in the 2010 third quarter, rising 17% from the year-ago quarter. This reflected a focus on increasing the number and size of customer orders and expanding the markets served by Apex.

•	Sales of the EDAC Machinery product line totaled $1.2 million in the 2010 third quarter, an increase of 107% from the same 2009 period. This reflected a 71% rise in sales of Gros-Ite Spindle products, which exceeded the $1.0 million level due to strong demand for hydrostatic spindles from a key OEM customer. Service Network Inc. assets (“SNI”), acquired in August 2009, contributed $197,000 in sales for the 2010 third quarter. The Company recently received orders totaling $1.8 million for SNI products, which it expects to ship in the fourth quarter of 2010 and the first quarter of 2011.

Other factors contributing to EDAC’s results for the recent period are as follows:

•	Gross profit was $1.8 million for the 2010 third quarter, matching the year-ago period. The gross profit margin was 9.5% and 11.6% of total sales in the third quarters of 2010 and 2009, respectively.

•	SG&A costs for the 2010 third quarter increased 6.7% from a year ago, primarily due to costs associated with the SNI product line. As a percentage of total sales, SG&A declined to 7.5% for the third quarter of 2010, from 8.6% in the third quarter of 2009.

•	Operating income was $375,000 for the third quarter of 2010, compared to $456,000 for the same period of 2009.

•	The Company’s tax rate was 28.4% for the 2010 third quarter, compared with 33.1% for the 2009 third quarter.
On a sequential basis, EDAC’s $18.5 million in sales for the 2010 third quarter were nearly even with the second quarter. A 6% increase in the EDAC AERO product line, including a 23% increase in the Company’s traditional aerospace products, was offset by a 19% decline in Apex Machine Tool due to seasonality and a 14% decrease in EDAC Machinery products caused by a shift in an SNI order out of the third quarter. The Company’s net income of $84,000, or $0.02 per diluted share, for the 2010 third quarter compared with $345,000, or $0.07 per diluted share, for the second quarter of 2010.
For the first nine months of fiscal 2010, EDAC’s sales increased to $55.2 million from $38.3 million for the comparable 2009 period. Income from operations was $1.5 million for the first nine months of 2010, versus $1.2 million for the same period of 2009. Net income was $788,000, or $0.16 per diluted share, for the first nine months of 2010. For the same period of 2009, net income was $7.5 million, or $1.53 per diluted share, but included other income of $11.7 million, due to a net gain on the acquisition of AERO.
“Our strong sales increase compared to the year-ago period reflected EDAC’s efforts to drive organic growth by investing in the development of new parts for an expanding customer base, as well as the integration and continued growth of acquired operations. At the same time, the higher cost of sales restrained earnings in the recent quarter. We are working to refine the cost-effectiveness of certain production processes in our AERO product line to address this issue. We believe that the rising demand for our product lines, including substantial shipments of SNI products expected in the next two quarters, should also help to improve gross profit,” said Dominick A. Pagano, President and Chief Executive Officer.
Backlog and Outlook
EDAC’s total sales backlog at October 2, 2010 was approximately $133.6 million, compared with $135.1 million at the end of the 2010 second quarter and approximately $125.9 million at year-end fiscal 2009.

Mr. Pagano noted, “Based on our backlog, as well as our efforts to expand our range of products and cultivate strong customer relationships, we expect our sales in the 2010 fourth quarter to increase sequentially as compared to the third quarter.”
Conference Call and Webcast
The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, October 22, 2010. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
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(See attached financial tables)

EDAC TECHNOLOGIES CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED (in thousands except per share amounts)

	For the three months ended		For the nine months ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Sales	$18,528	$15,132	$55,156	$38,345

Cost of sales	16,760	13,370	48,989	33,807

Gross profit	1,768	1,762	6,167	4,538

Selling, general and administrative expenses	1,393	1,306	4,653	3,348

Income from operations	375	456	1,514	1,190

Non-operating income (expense):
Interest expense	(259)	(262)	(711)	(593)
Other income	2	(73)	362	11,673

Income before income taxes	118	120	1,165	12,270

Provision for income taxes	34	40	377	4,757

Net income	$84	$80	$788	$7,513

Income per common share Data:
Basic income per share	$0.02	$0.02	$0.16	$1.56

Diluted income per share	$0.02	$0.02	$0.16	$1.53

Weighted average shares outstanding:
Basic	4,869	4,838	4,856	4,831
Diluted	5,055	5,011	5,032	4,915

EDAC TECHNOLOGIES CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	(Unaudited)	(Audited)
	October 2,	January 2,
	2010	2010
ASSETS
CURRENT ASSETS:
Cash	$1,051	$1,100
Accounts receivable, net	15,506	10,862
Inventories, net	20,760	19,990
Prepaid expenses and other current assets	300	306
Refundable income taxes	32	112
Equipment held for sale	43	—
Deferred income taxes	1,098	1,098

Total current assets	38,790	33,468

PROPERTY, PLANT AND EQUIPMENT	50,141	48,431
Less: accumulated depreciation	27,946	25,974

	22,195	22,457

OTHER ASSETS	167	202

TOTAL ASSETS	$61,152	$56,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$4,100	$1,591
Current portion of long-term debt	4,502	1,833
Trade accounts payable	7,536	6,828
Employee compensation and amounts withheld	1,698	1,185
Accrued expenses	1,751	1,819
Customer advances	677	1,028

Total current liabilities	20,264	14,284

LONG-TERM DEBT, less current portion	10,273	12,154

PENSION LIABILITIES	1,448	1,448

DEFERRED INCOME TAXES	4,423	4,475

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,583	11,225
Retained earnings	15,573	14,785
Accumulated other comprehensive loss	(2,424)	(2,256)

Total shareholders’ equity	24,744	23,766

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,152	$56,127